NEWS ANNOUNCEMENT FOR IMMEDIATE RELEASE

For more information contact:

Omar Choucair Joseph N. Jaffoni

Chief Financial Officer Stewart A. Lewack

DG Systems, Inc. Jaffoni & Collins Incorporated

972/581-2000 212/835-8500, dgit@jcir.com

DG SYSTEMS PREVIEWS 2005 SECOND QUARTER RESULTS

DALLAS, Texas -- July 6, 2005 -- DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today provided a preliminary preview of financial results for the three-month period ended June 30, 2005.

For the three months ended June 30, 2005, DG Systems expects to report consolidated revenues of approximately $14.8 - $15.0 million, compared to consolidated revenues of $14.9 million in the year-ago second quarter. The year ago second quarter included over $400,000 in revenue from political advertising and approximately $625,000 of deferred revenue in the Company's StarGuide division, which did not recur in the 2005 second quarter. Second quarter 2005 revenues also were impacted by a more competitive rate environment, a decrease in distribution volume by current and ongoing customers and by a decline in DG's dub and ship business as the Company dramatically improved the percentage of electronic delivery volume over its digital network.

DG Systems expects that 2005 second quarter EBITDA (earnings before interest, taxes, depreciation and amortization) will reflect higher fixed costs which will have the effect of lowering the second quarter 2005 EBITDA margin from historical levels. The Company also expects to record non-recurring restructuring expenses totaling approximately $0.4 million related to acquisitions completed in the last twelve months and its abandonment of real estate leases in New York. During the third quarter of 2005, DG's consolidation

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activities will be completed as two Los Angeles facilities will combine, the Company closes its dub and ship facility in Wilmington, Ohio and completes its integration of the Media DVX assets acquired in the second quarter by relocating operations to Dallas and eliminating approximately 25 contract employees.

Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, commented, "Second quarter revenue levels are not what we had anticipated, but do not illustrate any fundamental issues with our business. The progress of the last 18 months to upgrade and expand our network as well as DG's service offerings are tracking well. DG's efforts have focused on creating a robust digital network that allows advertisers to reach every relevant media outlet in the U.S. While it has taken slightly longer than initially projected to incorporate all of the advanced features and functionality into our system, we are certain that the network's reach and capabilities are now unrivalled.

"With increased competition in the digital delivery space, it is important to take note of DG System's initiatives to fuel our future growth. The Universal Deployment program has been a huge success with over 1,500 new video points of presence added in just the last year. At this time, the DG network electronically reaches 99% of all TV stations, 98% of the cable systems, and more than 75% of all the broadcast and cable networks in the United States. This corporate initiative has already been instrumental in our ability to retain current customers and acquire new ones.

"Existing clients are embracing the fact that the DG network can meet their diverse delivery needs, and we are winning new clients who also recognize the benefits of our enhanced platform. During the second quarter, we firmed up several new strategic relationships with existing customers and with post-production houses that are driving solid gains in our network traffic. Many prestigious brands are joining the company's digital distribution platform and will be delivering spots through DG commencing in the second half of 2005. For example, automotive brands such as Ford, Jaguar, GMC Trucks, Saturn, Mazda, Buick and Land Rover, and other national clients such as Gatorade, Tropicana, Domino's Pizza, White Castle, Quaker Oats and Intel are among the new brand owners who will be deploying DG's all-digital solution.

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"On another front, the company's higher percentage of electronic deliveries and recent acquisitions present several opportunities to realize cost synergies and significant fixed cost reductions. These include consolidating jobs and personnel and closing redundant facilities. While we endured slight delays in realizing these synergies, it was necessary to take an appropriate amount of time with each acquisition to ensure high quality, uninterrupted client care and customer service. In the second half of 2005, DG Systems will benefit from a 13% reduction in personnel from December 31, 2004 levels. We are confident that our enhanced network offerings and streamlined structure will reward our shareholders."

Further details on DG's 2005 second quarter results and outlook for the remainder of 2005 will be provided when the Company reports its financial results in August.

About DG Systems, Inc. (www.dgsystems.com)

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG's extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, over 3,700 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton, Ohio and Louisville, Kentucky.

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems' business are set forth in the company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

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